EXHIBIT 99.2

Press Release dated June 28, 2011 re Merger Consideration

Brent DiGiorgio
Corporate Communications
203.338.3135 Fax: 203.338.3461
brent.digiorgio@peoples.com

FOR IMMEDIATE RELEASE

June 28, 2011

PEOPLE’S UNITED ANNOUNCES FINAL RESULTS OF ELECTIONS REGARDING DANVERS BANCORP MERGER CONSIDERATION

BRIDGEPORT, CT (June 28, 2011) - People’s United Financial, Inc. (NASDAQ: PBCT) today announced the merger consideration to be received by Danvers shareholders in People’s United’s acquisition of Danvers Bancorp, Inc., which is expected to close on June 30, 2011.

Based on final election results and applying the proration provisions set forth in the merger agreement, Danvers shareholders will receive the following merger consideration:

•	Danvers shareholders will receive 1.624 shares of People’s United common stock for each Danvers share for which they made a valid stock election;

•	Danvers shareholders who expressed no preference or who did not make a valid election will receive 1.624 shares of People’s United common stock for each Danvers share held by them; and

•

For Danvers shareholders who made a valid cash election, approximately 55.3% of the Danvers shares held by such persons will be exchanged for cash and the balance of the Danvers shares held by such persons will be exchanged for People’s United common stock, at the rate of $23.00 for each Danvers share exchanged for cash, and 1.624 shares of People’s United common stock for each Danvers share exchanged for stock.

Under the merger agreement, fractional shares of People’s United common stock will not be issued. Instead, Danvers shareholders will receive cash based on the closing price of People’s United common stock on June 29, 2011 which will be the last trading day prior to the closing of the merger.

Of the 20,686,592 shares of Danvers common stock outstanding immediately prior to the closing of the merger:

•	2,036,686 shares, or 9.8%, elected to receive People’s United common stock;

•	16,863,737 shares, or 81.5%, elected to receive cash; and

•	1,786,169 shares, or 8.6%, did not make a valid election or did not express a preference.

The total consideration paid by People’s United will be comprised of approximately 18.5 million shares of common stock and $214.5 million in cash.

People’s United Financial, a diversified financial services company with $25 billion in assets, provides commercial banking, retail and business banking, and wealth management services through a network of 341 branches in Connecticut, Vermont, New York, New Hampshire, Maine and Massachusetts. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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